Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement dated as of June 2, 2001 by and between Cendant Corporation, a Delaware corporation (“Cendant”) and Richard A. Smith (the “Executive”) is hereby amended and restated as of June 30, 2004.

WHEREAS, Cendant desires to continue to employ the Executive as Chairman and Chief Executive Officer, Cendant Real Estate Division, and the Executive desires to continue to serve Cendant in such capacity.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I
EMPLOYMENT

Cendant agrees to employ the Executive and the Executive agrees to be employed by Cendant for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement.

SECTION II
POSITION AND RESPONSIBILITIES

During the Period of Employment, the Executive will serve as Chairman and Chief Executive Officer, Cendant Real Estate Division, and subject to the direction of the Chief Executive Officer of Cendant (the “CEO”), will perform such duties and exercise such supervision with regard to the business of Cendant as are associated with such position, as well as such additional duties as may be prescribed from time to time by the Board of Directors of Cendant (the “Board”) and/or the CEO. Cendant acknowledges that such position is equivalent to the position of Vice Chairman of Cendant Corporation for purposes of compensation, employee benefits, officer perquisites and officer indemnification. The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for Cendant. The Executive will maintain a primary office and conduct his business in Parsippany, New Jersey (the “Business Office”), except for normal and reasonable business travel in connection with his duties hereunder.

SECTION III
PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin on June 30, 2004 and end on June 30, 2006, subject to earlier termination as provided in this Agreement; provided, however, that the Period of Employment will be automatically extended for an additional one year period on June 30, 2005, and on each anniversary of such date thereafter, unless written notice of non-extension is provided by either party hereto to the other party hereto at least 30 days prior to any such anniversary.

SECTION IV
COMPENSATION AND BENEFITS

A.	Compensation.

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of Cendant or any subsidiary or affiliate of Cendant, the Executive will be compensated as follows:

i.	Base Salary.

Cendant will pay the Executive a fixed base salary (“Base Salary”) of not less than $762,500, per annum, and thereafter will be eligible to receive annual increases as the Board deems appropriate, in accordance with Cendant’s customary procedures regarding the salaries of senior officers, but with due consideration given to the published Consumer Price Index applicable to the New York/New Jersey greater metropolitan area. Base Salary will be payable according to the customary payroll practices of Cendant, but in no event less frequently than once each month.

ii.	Annual Incentive Awards

The Executive will be eligible for discretionary annual incentive compensation awards; provided, that the Executive will be eligible to receive an annual bonus for each fiscal year of Cendant during the Period of Employment based upon a target bonus equal to not less than 100% of Base Salary, subject to Cendant’s attainment of applicable performance targets established and certified by the Compensation Committee of the Board (the “Committee”). The parties acknowledge that it is currently contemplated that such performance targets will be stated in terms of “earnings before interest and taxes” of Cendant, however such targets may relate to such other financial and business criteria of Cendant or any of its subsidiaries or business units as determined by the Committee in its sole discretion (each such annual bonus, an “Incentive Compensation Award”).

iii.	Long-Term Incentive Awards

The Executive will be eligible for long term incentive awards, subject to the sole discretion of the Committee.

iv.	Additional Benefits

The Executive will be entitled to participate in all other compensation and employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of Cendant generally are eligible under any plan or program now in effect, or later established by Cendant, on the same basis as similarly situated senior executives of Cendant with comparable duties and responsibilities. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and program.

Pursuant to prior agreement by letter dated May 2, 2003, the Executive agrees that Cendant may terminate the Executive’s existing split dollar insurance policy and that the Executive will transfer, immediately upon request by Cendant, all of his rights pursuant to such policy (including rights to the cash surrender value) to Cendant. The Executive will execute such documents necessary to effectuate the foregoing.

The Executive was previously designated a participant in the Cendant Corporation Senior Executive Officer Supplemental Life Insurance Program, subject to the terms and conditions of such program.

v.	Further Consideration

Cendant acknowledges and agrees that in connection with its prior commitments to the Executive, the Executive has become entitled to the following benefits, subject to the following conditions. Upon the Executive’s termination of employment from Cendant and its subsidiaries and affiliates, the Executive and each person who is his covered dependent at such time under each applicable plan sponsored by Cendant, shall remain eligible to continue to participate in the following plans: Executive Physical Exams, Medical Expense Reimbursement Plan (MERP), Medical Insurance, Dental Insurance, Group Life Insurance (up to $1 million cover-

age on Executive’s life), Vision Service Plan (collectively, the “Post-Employment Plans”), but that coverage under such Post-Employment Plans shall be subject to the Executive and/or such dependents, as applicable, continuing to pay the applicable employee portion of any premiums, co-payments, deductibles and similar costs, until the end of the plan year in which the Executive reaches, or would have reached, age sixty-two (62). Solely with respect to the Executive’s dependents, such coverage shall terminate upon such earlier date if and when they become ineligible for any such benefits under the terms of such plans. Such benefits shall be provided in the event of the Executive’s termination of employment for any reason. Notwithstanding the foregoing, Cendant may meet any of its foregoing obligations under the Post-Employment Plans by paying for, or providing for the payment of, such benefits directly or through alternative plans or individual policies which are no less favorable in all material respects (with respect to both coverage and cost to the Executive) to the Post-Employment Plans.

SECTION V
BUSINESS EXPENSES

Cendant will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by Cendant from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

SECTION VI
DISABILITY

A.      If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to Cendant, or at the option of Cendant upon notice of termination to the Executive. Cendant’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination. In such event (i) each of the Executive’s then outstanding options to purchase shares of Cendant common stock which was granted on or after September 3, 1998 will become immediately and fully vested and exercisable and, notwithstanding any term or provision relating to such option to the contrary, shall remain exercisable until the first to occur of the fifth (5th) anniversary of the Executive’s termination of employment by reason of his becoming Disabled, and the original expiration date of such option and (ii) the Executive and each of his depend-

ents then covered under the Post-Employment Plans at the time of the Executive’s termination of employment shall remain eligible to continue to participate in such Post-Employment Plans (subject to the Executive or such dependents continuing to pay the applicable employee portion of any premiums, co-payments, deductibles and similar costs) until the end of the plan year in which the Executive reaches, or would have reached, age seventy-five (75), or until such dependents would otherwise have become ineligible for such benefits under the terms of such plans, whichever is earlier. Notwithstanding the foregoing, Cendant may meet any of its foregoing obligations under the Post-Employment Plans by paying for, or providing for the payment of, such benefits directly or through alternative plans or individual policies which are no less favorable in all material respects (with respect to both coverage and cost to the Executive and his dependents) to the Post-Employment Plans. For purposes of this Agreement, “Disabled” means the Executive’s inability to perform his duties hereunder as a result of serious physical or mental illness or injury for a period of no less than 180 days, together with a determination by an independent medical authority that (i) the Executive is currently unable to perform such duties and (ii) in all reasonable likelihood such disability will continue for a period in excess of an additional 90 days. Such medical authority shall be mutually and reasonably agreed upon by Cendant and the Executive and such opinion shall be binding on Cendant and the Executive.

SECTION VII
DEATH

In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and Cendant’s obligation to make payments under this Agreement will cease as of the date of death, except for Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of death, which will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable. In addition, in such event (i) each of the Executive’s then outstanding options to purchase shares of Cendant common stock which was granted on or after September 3, 1998 will become immediately and fully vested and exercisable and, notwithstanding any term or provision relating to such options to the contrary, shall remain exercisable (by the Executive’s beneficiary or estate, as provided in any applicable option plan or agreement) until the first to occur of the fifth (5th) anniversary of the Executive’s death, and the original expiration date of such option and (ii) each of the Executive’s dependents then covered under the Post-Employment Plans at the time of the Executive’s death shall remain eligible to continue to participate in such plans (subject to such dependents continuing to pay the applicable employee portion of any premiums, co-payments, deductibles and similar costs) until the end of the plan year in which the Executive would have reached age seventy-five (75), or until such dependents would otherwise have become ineligible for such benefits under the terms of such plans, whichever is earlier. Notwithstanding the foregoing, Cendant may meet any of its foregoing obligations under the Post-Employment Plans by paying for, or providing for the payment of, such benefits directly or through alternative plans or individual policies which are no less favorable in all material respects (with respect to both coverage and cost to the Executive and his dependents) to the Post-Employment Plans.

SECTION VIII
EFFECT OF TERMINATION OF EMPLOYMENT

A.      Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either (i) a Without Cause Termination or (ii) a Constructive Discharge (each such capitalized term as defined below): (a) Cendant will pay the Executive (or his surviving spouse, estate or personal representative, as applicable) a lump sum amount equal to 300% multiplied by the sum of (1) the Executive’s then current Base Salary, plus (2) the Executive’s then current target Incentive Compensation Award (for purposes of multiplying 300% times the sum of base salary plus target Incentive Compensation Award, the target Incentive Compensation Award will be deemed to equal 100% of then current base salary); (b) each of the Executive’s then outstanding options to purchase shares of Cendant common stock which were granted on or after June 1, 2001 will become immediately and fully vested and exercisable and, notwithstanding any term or provision relating to such options to the contrary, shall remain exercisable until the first to occur of the fifth (5th) anniversary of the Executive’s termination of employment and the original expiration date of such option; and (c) the Executive and each of his dependents then covered under applicable Post-Employment Plans at the time of the Executive’s termination of employment shall remain eligible to continue to participate in such plans (subject to the Executive or such dependents continuing to pay the applicable employee portion of any premiums, co-payments, deductibles and similar costs) until the end of the plan year in which the Executive reaches, or would have reached, age seventy-five (75), or until such dependents would otherwise have become ineligible for such benefits under the terms of such plans, whichever is earlier; provided, however, that once the Executive or his dependents become eligible for Medicare or any other government-sponsored medical insurance plan, the Executive or his dependents shall utilize such government plan, and Cendant’s insurance obligations hereunder shall become secondary to such government plan, and; further, provided, that Cendant’s obligation to provide such benefits shall terminate in the event the Executive shall accept employment with any entity which is in competition with Cendant’s Real Estate Division. Notwithstanding the foregoing, Cendant may meet any of its foregoing obligations under the Post-

Employment Plans by paying for, or providing for the payment of, such benefits directly or through alternative plans or individual policies which are no less favorable in all material respects (with respect to both coverage and cost to the Executive and his dependents) to the Post-Employment Plans.

Further, if the Executive’s employment terminates by reason of (i) Without Cause Termination or Constructive Discharge during the Period of Employment or (ii) a Resignation at any time during or after the expiration of the Period of Employment, each of the Executive’s then outstanding options to purchase shares of Cendant common stock which were granted on or after September 3, 1998 and prior to December 31, 2000, notwithstanding any term or provision relating to such options to the contrary, shall remain exercisable until the first to occur of the fifth (5th) anniversary of the Executive’s termination of employment and the original expiration date of such option.

B.      Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Each outstanding stock options held by the Executive as of the date of termination will be treated in accordance with its terms (except as provided in the preceding paragraph). In addition, in the event that the Executive’s employment terminates due to a Resignation which occurs within 6 months following the expiration of the Period of Employment, as extended from time to time, Cendant shall pay the Executive a lump sum severance payment equal to the then current Base Salary. Except as provided in this paragraph, Cendant will have no further obligations to the Executive hereunder.

C.      For purposes of this Agreement, the following terms have the following meanings:

i.      “Termination for Cause” means (i) the Executive’s willful failure to substantially perform his duties as an employee of Cendant or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Cendant or any subsidiary, (iii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (iv) the Executive’s gross negligence in the performance of his duties or (v) the Executive purposefully or negligently makes (or has been found to have made) a false certification to Cendant pertaining to its financial statements.

ii.      “Constructive Discharge” means (i) any material failure of Cendant to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other element of compensation), (ii) the Business Office is relocated to any location which is more than 30 miles from the city limits of Parsippany, New Jersey or (iii) the Executive no longer reports directly to the CEO. The Executive will provide Cendant a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. Cendant will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

iii.      “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by Cendant other than due to death, disability, or Termination for Cause.

iv.      “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

D.      Conditions to Payment and Acceleration. All payments due to the Executive under this Section VIII shall be made as soon as practicable; provided, however, that such payments, as well as the modification of the terms of any Cendant options provided under this Section VIII, shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against Cendant and its affiliates in such reasonable form determined by Cendant in its sole discretion. The payments due to the Executive under this Section VIII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of Cendant or its affiliates. To the extent any term or condition of any option to purchase Cendant common stock conflicts with any term or condition of this Agreement applicable to such option, the term or condition set forth in this Agreement shall govern.

SECTION IX
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.      The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with Cendant and its affiliates as may be requested in connection with any claims or legal action in which Cendant or any of its affiliates is or may become a party. After the Period of Employment, the Executive will cooperate as reasonably requested with Cendant and its affiliates in connection with any claims or legal ac-

tions in which Cendant or any of its affiliates is or may become a party. Cendant agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by Executive by reason of such cooperation, including any loss of salary, and Cendant will make reasonable efforts to minimize interruption of the Executive’s life in connection with his cooperation in such matters as provided for in this paragraph.

B.      The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of Cendant or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of Cendant or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than Cendant or any of its affiliates. The Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of Cendant or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of Cendant or its affiliates.

C.      i.      During the Period of Employment and for a two (2) year period thereafter (the “Restricted Period”), irrespective of the cause, manner or time of any termination, the Executive will not use his status with Cendant or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to Cendant or any of its affiliates.

ii.      During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of Cendant or any of its affiliates or in any way injuring the interests of Cendant or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Board, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of Cendant or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that Cendant’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.

iii.      During the Restricted Period, the Executive, without express prior written approval from the Board, will not solicit any members or the then-current clients of Cendant or any of its affiliates for any existing business of Cendant or any of its affiliates or discuss with any employee of Cendant or any of its affiliates information or operation of any business intended to compete with Cendant or any of its affiliates.

iv.      During the Restricted Period, the Executive will not interfere with the employees or affairs of Cendant or any of its affiliates or solicit or induce any person who is an employee of Cendant or any of its affiliates to terminate any relationship such person may have with Cendant or any of its affiliates, nor will the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of Cendant or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of Cendant or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

v.      For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term “affiliate” will include without limitation all subsidiaries and licensees of Cendant.

D.      The Executive hereby acknowledges that damages at law may be an insufficient remedy to Cendant if the Executive violates the terms of this Agreement and that Cendant will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies Cendant may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

E.      The period of time during which the provisions of this Section IX will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on Cendant’s application for injunctive relief.

F.      The Executive agrees that the restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, Cendant would not have entered into this Agreement.

SECTION X
INDEMNIFICATION

Cendant will indemnify the Executive to the fullest extent permitted by the laws of the state of Cendant’s incorporation in effect at that time, or the certificate of incorporation and by-laws of Cendant, whichever affords the greater protection to the Executive.

SECTION XI
CERTAIN TAXES

Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that (i) the Executive becomes entitled to any benefits or payments under Paragraph A of Section VIII hereof and (ii) it shall be determined that any payment or distribution by Cendant to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section XI) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Pay-

ments. Notwithstanding the foregoing provisions of this Section XI, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. All determinations required to be made under this Section XI, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by Cendant.

SECTION XII
MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.

SECTION XIII
WITHHOLDING TAXES

The Executive acknowledges and agrees that Cendant may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

SECTION XIV
EFFECT OF PRIOR AGREEMENTS

This Agreement will supersede any prior employment agreement between Cendant and the Executive hereof, and any such prior employment agreement will be deemed terminated without any remaining obligations of either party thereunder.

SECTION XV
CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude Cendant from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of Cendant hereunder. Upon such a consolidation, merger or sale of assets the term “Cendant” will mean the other corporation and this Agreement will continue in full force and effect.

SECTION XVI
MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVII
GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVIII
ARBITRATION

A.      Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which Cendant may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B.      The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.      Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D.      The parties agree that this Section XVIII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVIII will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E.      The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XIX
SURVIVAL

Sections IX, X, XI, XII, XIII and XVIII will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XX
SEPARABILITY

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CENDANT CORPORATION

/s/Terry Conley

By:	Terry Conley
Title:	Executive Vice President

RICHARD A. SMITH

/s/ Richard A. Smith